Exhibit 99

Florida East Coast Industries Reports Strong First Quarter 2006 Results

- Railway’s Full-Year 2006 Outlook Increased Due to Continued
Strong Market Conditions -

          Railway Results

          -- First quarter 2006 Florida East Coast Railway (Railway) segment’s revenues increased 19% to $67.1 million and operating profit increased 26% to $18.8 million compared to the 2005 first quarter.  Railway results were driven by continued strong demand in the Florida market, increased volume and improved pricing (which includes increased fuel surcharges).

          -- The Railway’s first quarter 2006 operating ratio improved to 71.9% compared to 73.5% in the first quarter 2005.

          Realty Operations’ Results

          -- First quarter 2006 Flagler Development Company’s (Flagler) rental and services’ revenues increased 14% to $23.5 million compared to the 2005 first quarter, primarily as a result of increased revenues from new buildings delivered in 2005 and 2005 building acquisitions.

          -- First quarter 2006 rental properties’ operating profit was $7.2 million, the same as the 2005 comparable period.  Rental properties’ operating profit before depreciation and amortization expense(1) increased 9% to $14.4 million from $13.3 million in the first quarter 2005.

          (1)A reconciliation to the most comparable GAAP measures is provided in the table “RECONCILIATION OF NON-GAAP TO GAAP MEASURES.”

          Realty Sales

          -- First quarter revenues from realty sales were $44.4 million compared to $4.9 million in the prior year quarter.  Realty sales under contract at March 31, 2006 totaled $4.9 million.

          Corporate

          -- The Company expects to close today the acquisition of Codina Group and related interests.

          ST. AUGUSTINE, Fla., April 27 /PRNewswire-FirstCall/ -- Florida East Coast Industries, Inc. (NYSE: FLA) (FECI) today announced results for the three months ended March 31, 2006.

          Adolfo Henriques, Chairman, President and Chief Executive Officer of Florida East Coast Industries, stated, “FECI had a good start to the year, with both the Railway and Flagler delivering strong results.  The Railway had stronger-than-expected results, driven by robust aggregate and intermodal revenues, and operating profit benefited from a restructuring of our fuel policy to more accurately match rising fuel prices with fuel surcharges. During the quarter, we completed construction and began operations at the Medley Rock Yard, which transferred the aggregate switching operation closer to the mines, improved the productivity and efficiency of the operations and freed up additional capacity at the Hialeah Yard.  In January, we announced the purchase of four new locomotives, which will provide a cost-effective opportunity for the Railway to facilitate a new train start.  Also, the operating ratio for the Railway during the quarter improved to 71.9% from 73.5% in the first quarter of 2005, reflecting the vibrant Florida economy and our commitment to expense management.”

          Mr. Henriques continued, “Flagler delivered a solid first quarter financial performance, with rental and services’ revenues increasing 14% in the quarter, reflecting the strong Florida office and industrial real estate markets.  Rental properties’ operating profit before depreciation and amortization expense for the quarter increased 9%, as a result of new buildings delivered and acquired in 2005, which was offset by a slight decrease in ‘same store’ occupancy and an increase in operating expenses. Occupancy at all our parks remains very strong, at 95%, which we consider functionally full.  During the quarter, Flagler completed a number of transactions, notably the sale of land at Flagler Center to both Citicorp and Pulte Homes and the simultaneous purchase and sale of land in Orlando, the total of which represented $10.6 million of operating profit.”

          Mr. Henriques concluded, “The acquisition of Codina Group and related interests is expected to close today, April 27, 2006.  Since we announced the agreement to acquire Codina in January, the Codina team has made significant progress on its development pipeline.  Recently, construction began on a fourth building in Beacon Lakes (a partnership with AMB properties) and on the Coral Gables office building.  In addition, the team is actively pursuing additional partnerships and opportunities.  We are pleased to welcome Armando Codina and his team to FECI, and believe this acquisition combines two premier real estate businesses with a leading presence in the fastest-growing regions of Florida.”

          Consolidated Results

          For the first quarter 2006, FECI reported consolidated revenues of $136.1 million, compared to $82.9 million for the first quarter 2005. Revenues for the first quarter 2006 included realty sales of $44.4 million, compared to $4.9 million in the first quarter 2005.  Consolidated first quarter 2006 net income was $18.7 million, or $0.57 per diluted share, (which includes $8.6 million of after-tax profit from land sales), compared to $8.1 million, or $0.25 per diluted share, (which includes $2.7 million of after-tax profit from land sales), for the prior year quarter.

          Railway First Quarter Results

          -- Railway segment’s revenues in the first quarter 2006 increased 18.6% to $67.1 million from $56.5 million in the prior year period, reflecting the continued strength of the Florida market, robust customer demand and improved pricing.  Included in the first quarter 2006 revenues was $5.3 million of fuel surcharges, compared to $2.1 million in 2005.

          -- Total carload revenues grew 15.7%, driven by strong demand for aggregate, vehicles, and lumber, reflecting a combination of strong construction demand, new business from existing customers and improved pricing.

          -- Intermodal revenues (which include drayage) increased 20.7% compared to the prior year period, reflecting primarily improved pricing, and increased local business from the motor carrier, retail and international segments.

          -- Railway segment’s operating profit increased 25.5% to $18.8 million in the first quarter 2006 versus $15.0 million in the first quarter of 2005.  The first quarter 2006 operating profit improvement was primarily due to revenue growth and effective management of expenses. Increased fuel expense of $2.5 million in the first quarter 2006 was more than offset by higher fuel surcharges and the Railway’s forward purchasing program.

          Realty First Quarter Results

          Rental Portfolio Results

          -- Flagler’s rental and services’ revenues increased 14.3% to $23.5 million for the first quarter 2006 versus $20.6 million in the first quarter of 2005.  The increased revenues resulted from buildings acquired and delivered in 2005 ($2.6 million), “same store” properties ($0.1 million) and other revenue ($0.2 million).

          -- Rental properties’ operating profit for the first quarter 2006 was $7.2 million, the same as the 2005 comparable period.  Rental properties’ operating profit before depreciation and amortization expense for the quarter increased 8.8% to $14.4 million, compared to $13.3 million in the first quarter 2005 due to buildings acquired and delivered in 2005 ($1.6 million), offset by a decrease in “same store” properties ($0.4 million).  The decrease in “same store” results was due primarily to slightly lower occupancy and higher operating expenses compared to the first quarter 2005.

          -- Flagler’s overall occupancy rate reflected robust market conditions and increased to 95% at the end of the first quarter, compared to 94% at the end of the first quarter 2005 and sustained the level achieved in the fourth quarter 2005.

          -- “Same store” occupancy fell slightly to 95% at the end of the first quarter, compared to 96% at the end of the first quarter 2005 and remained consistent with the occupancy achieved at the end of the fourth quarter 2005.

          Development, Leasing and Sales Activity

          -- At quarter end, Flagler had 9 projects in the lease-up and construction stages, totaling 1,249,000 square feet (674,000 square feet in the lease-up stage of which 64.5% has been leased and 575,000 square feet in the construction stage), and 7 projects totaling 808,000 square feet are in pre- development.

          -- On February 13, Flagler announced leasing 100% of Lakeside Two at Flagler Center in Jacksonville and the start of construction on Lakeside One, which is expected to be completed in early 2007.  Both Class-A office buildings are 112,000 square feet.

          -- Given the strong industrial rental market in South Florida, Flagler began construction on Building 28 and 29, both 172,000-square-foot warehouse buildings located at Flagler Station. Flagler Station occupancy at March 31, 2006 was 99%.

          -- On February 2, Flagler announced the sale of 28 acres, which includes 20 developable acres, at Flagler Center to Citicorp Credit Services, Inc for $4.1 million.

          -- On March 20, Flagler announced the sale of 48 acres, or 41 developable acres, at Flagler Center to Pulte Home Corporation for $11.4 million.

          -- On March 3, Flagler bought and simultaneously sold 48 acres of land in Orlando, Florida, recognizing a $2.9 million gain.

          -- Property under sale contracts at March 31, 2006 totaled $4.9 million and other property either listed for sale or the sale contract is pending totaled $17.1 million.  The Company expects full year 2006 realty sales of $50 to $60 million.

          Subsequent Events

          -- Today, we expect to accomplish the reorganization to create a new holding company and complete the acquisition of the Codina Group and all related property interests.

           Capitalization

          -- The Company’s cash balance on March 31, 2006 was $107.9 million (which includes $43.8 million held as deposits to be used in 1031 exchanges).  Debt on March 31, 2006 was $336.7 million, composed of non-recourse, fixed-rate real estate mortgages.

          -- On February 23, 2006, the Company declared a quarterly cash dividend of $0.06 per share reflecting the financial performance of its Railway and its ability to generate more cash than needed for its operations and anticipated growth.

          -- During the first quarter 2006, the Company made capital investments of approximately $42 million, including $7 million at the Railway, and $34 million at Flagler.

          2006 Outlook

          The Company’s outlook for full-year 2006 financial results assumes continued strength in the national and Florida economies. Given the Railway’s strong first quarter results, the Company is increasing the Railway’s 2006 full-year outlook (previously provided in the fourth quarter 2005 press release).  The Company’s 2006 outlook for the Railway and Flagler excludes any recoveries to be received and any remaining expenses to be incurred during the balance of 2006 related to Hurricane Wilma and any financial impact related to the Codina acquisition.

          Railway Outlook

          -- Revenues to now range between $260 - $270 million; an increase of 9 - 14% over 2005

          -- Operating profit to now range between $72 - $75 million; an increase of 13 - 18% over 2005

          -- Capital expenditures, before the purchase of any strategic land parcels, to range from $48 - $53 million.  Included in capital expenditures are the purchase of four new locomotives and construction of an additional 11 miles of siding from Indian River to Frontenac, to support additional growth in the business and maintain the fluidity of the Railway

          Flagler Outlook

          -- Rental and services’ revenues to range between $92 - $97 million; an increase of 5 - 11% over 2005

          -- Rental properties’ operating profit before depreciation and amortization expense to range between $58 - $61 million; an increase of 4 - 9% over 2005

          -- Operating profit from operating properties’ rents to range between $27 - $30 million

          -- Capital investment, before any land acquisitions, expected to range between $80 - $90 million

          As previously announced, during the quarter a federal judge for the Southern District of Florida ruled that several mining permits for aggregate quarries were not adequately evaluated by the United States Army Corps of Engineers.  A hearing will be held in June to evaluate the status of mining in the area pending additional analysis by the Corps. The Company believes a decision can be reached that protects the environment while allowing for mining.  The outlook provided above does not include any impact from any interruption or suspension of aggregate mining.

          About Florida East Coast Industries, Inc.

          Florida East Coast Industries, Inc., headquartered in St. Augustine, FL, conducts operations through two wholly owned subsidiaries, Flagler Development Company (Flagler) and Florida East Coast Railway, L.L.C. (FECR). Flagler owns, leases and manages 8.1 million square feet of commercial and industrial space, as well as an additional 575,000 square feet under construction, and owns approximately 586 acres of entitled land and approximately 2,540 acres of additional Florida properties. FECR is a regional freight railroad that operates 351 miles of mainline track from Jacksonville to Miami and provides intermodal drayage services at terminals located in Atlanta, Jacksonville, Ft. Lauderdale and Miami. For more information, visit the Company’s Web site at http://www.feci.com .

          Florida East Coast Industries, Inc. will hold a conference call to discuss first quarter 2006 results this morning, Thursday, April 27, 2006, at 9:30 a.m. Eastern Time (8:30 a.m. Central Time).  This call and accompanying slide presentation will be webcast live by CCBN and can be accessed at the Company’s Web site, http://www.feci.com , with an archived version of the webcast available approximately two hours after completion of the call.  The dial-in numbers for the call are (888) 396-9185 or (630) 395-0017, and entering access code 77083.  A replay of the call will be available approximately two hours after completion of the call through Thursday, May 11, 2006 by dialing (800) 666-8984 or (402) 220-0296.

          This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements include the Company’s present expectations or beliefs concerning future events.  These statements may be identified by the use of words like “plan,” “expect,” “aim,” “believe,” “project,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could,” “may,” and other expressions that indicate future events and trends.  Such forward-looking statements may include, without limitation, statements concerning future capital needs and sources of such capital funding, statements concerning future intentions with respect to the payment of dividends, execution of a share repurchase program, and other potential capital distributions, ability to reinvest (tax deferred) sales proceeds into qualifying Section 1031 properties, future growth potential of the Company’s lines of business, performance of the Company’s product offerings, timing and ability to close on the Codina acquisition and related interests and other similar expressions concerning matters that are not historical facts, and projections relating to the Company’s financial results. The Company cautions that such statements are necessarily based on certain assumptions, which are subject to risks and uncertainties that could cause actual results to materially differ from those contained in these forward-looking statements. Important factors that could cause such differences include, but are not limited to, the changing general economic conditions (particularly in the state of Florida, the southeast US and the Caribbean) as they relate to economically sensitive products in freight service and building rental activities; ability to manage through economic recessions or downturns in customers’ business cycles; ability to pass through fuel surcharges to customers; ability to add capacity to support increase in volume or maintain fluidity to railway; changes in the ability of the Company to complete its financing plans, changes in interest rates, the settlement of future contractual obligations as estimated in time and amount; changes in insurance markets; natural events such as weather conditions, hurricanes, floods, earthquakes and forest fires; discretionary government decisions affecting the use of land and delays resulting from weather conditions and other natural occurrences, like hurricanes, that may affect construction or cause damage to assets; the ability of buyers to terminate contracts to purchase real estate from the Company prior to the expiration of inspection periods; failure or inability of third parties to fulfill their commitments or to perform their obligations under agreements; failure of one or all parties to meet requirements, terms and conditions for closing; ability to complete transactions within a specified time frame; costs and availability of land and construction materials; buyers’ inability or unwillingness to close transactions, particularly where buyers only forfeit deposits upon failure to close; likely impact of interim or final orders related to mining activities in South Florida issued by courts or regulatory agencies including the United States District Court and the US Army Corps of Engineers; and other risks inherent in the real estate and other businesses of the Company.  Further information on these and other risk factors is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Forms 10-K and 10-Q.  The Company assumes no obligation to update the information contained in this news release, which speaks only as of its date.

FLORIDA EAST COAST INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31

	2006	2005

Operating revenues:
Railway operations	67,068	56,543
Realty rental and services	24,423	21,455
Flagler CAM recoveries associated with hurricanes	137	—
Total realty rental and services	24,560	21,455
Realty sales	44,422	4,885
Total revenues	136,050	82,883
Operating expenses:
Railway operations	47,872	41,531
Hurricane costs	640	—
“Hurricane crossing reimbursement” (recoveries)	(285)	—
Total railway operations	48,227	41,531
Realty rental and services	21,231	16,914
Hurricane costs	507	43
Hurricane asset write-offs	38	—
Hurricane insurance recoveries	(172)	—
Total realty rental and services	21,604	16,957
Realty sales	30,628	464
Corporate general & administrative	3,408	12,465
Total expenses	103,867	71,417
Operating profit	32,183	11,466
Interest income	615	407
Interest expense	(5,126)	(4,674)
Other income	2,193	6,252
	(2,318)	1,985
Income before income taxes	29,865	13,451
Provision for income taxes	(11,140)	(5,380)
Net income	18,725	8,071
EARNINGS PER SHARE
Net income - basic	$0.57	$0.25
Net income - diluted	$0.57	$0.25
Average shares outstanding - basic	32,796,096	31,868,687
Average shares outstanding - diluted	32,998,557	32,643,728

(Prior year’s results have been reclassified to conform to current year’s  presentation.)

INFORMATION BY INDUSTRY SEGMENT
(dollars in thousands)
(unaudited)

	Three Months Ended March 31

	2006	2005

Operating Revenues
Railway operations	67,068	56,543
Realty:
Flagler realty rental and services	23,375	20,573
Flagler CAM recoveries associated with hurricanes	137	—
Total Flagler realty rental	23,512	20,573
Flagler realty sales	41,038	200
Other rental	1,048	882
Other sales	3,384	4,685
Total realty	68,982	26,340
Total revenues	136,050	82,883
Operating Expenses
Railway operations	47,872	41,531
Hurricane costs	640	—
“Hurricane crossing reimbursement” (recoveries)	(285)	—
Total railway operations	48,227	41,531
Realty:
Flagler realty rental and services	20,882	16,567
Hurricane costs	322	7
Hurricane asset write-offs	38	—
Hurricane insurance recoveries	(172)	—
Total Flagler realty rental	21,070	16,574
Flagler realty sales	30,412	55
Other rental	349	347
Hurricane costs	185	36
Total other realty rental	534	383
Other sales	216	409
Total realty	52,232	17,421
Corporate general & administrative	3,408	12,465
Total expenses	103,867	71,417
Operating Profit (Loss)
Railway operations	18,841	15,012
Realty	16,750	8,919
Corporate general & administrative	(3,408)	(12,465)
Operating profit	32,183	11,466
Interest income	615	407
Interest expense	(5,126)	(4,674)
Other income	2,193	6,252
	(2,318)	1,985
Income before income taxes	29,865	13,451
Provision for income taxes	(11,140)	(5,380)
Net Income	18,725	8,071

(Prior year’s results have been reclassified to conform to current year’s presentation.)

FLORIDA EAST COAST INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	March 31 2006	December 31 2005

	(unaudited)
Assets
Cash and equivalents	107,893	75,990
Other current assets	56,417	61,834
Properties, less accumulated depreciation	961,789	955,395
Other assets and deferred charges	44,961	44,525
Total assets	1,171,060	1,137,744
Liabilities and Shareholders’ Equity
Short-term debt	5,276	5,198
Other current liabilities	74,511	62,934
Deferred income taxes	185,170	187,241
Long-term debt	331,411	332,760
Accrued casualty and other liabilities	11,059	11,449
Shareholders’ equity	563,633	538,162
Total liabilities and shareholders’ equity	1,171,060	1,137,744

(Prior year’s results have been reclassified to conform to current year’s presentation.)

FLORIDA EAST COAST INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)

	Three Months Ended March 31

	2006	2005

Cash Flows from Operating Activities
Net income	18,725	8,071
Adjustments to reconcile net income to cash generated by operating activities	1,504	16,991
Changes in operating assets and liabilities	5,102	(1,410)
Net cash generated by operating activities	25,331	23,652
Cash Flows from Investing Activities
Purchase of properties	(41,907)	(97,010)
Proceeds from disposition of assets	45,110	4,885
Net cash provided by (used in) investing activities	3,203	(92,125)
Cash Flows from Financing Activities
Payment of mortgage debt	(1,271)	(1,197)
Payment of dividends	(1,994)	(1,615)
Stock repurchase program payments	—	(84)
Other	6,634	1,376
Net cash provided by (used in) financing activities	3,369	(1,520)
Net Increase (Decrease) in Cash and Cash Equivalents	31,903	(69,993)
Cash and Cash Equivalents at Beginning of Period	75,990	126,166
Cash and Cash Equivalents at End of Period	107,893	56,173

(Prior year’s results have been reclassified to conform to current year’s  presentation.)

RAILWAY OPERATING RESULTS
(dollars in thousands)
(unaudited)

	Three Months Ended March 31

	2006	2005

Operating revenues	67,068	56,543
Operating expenses	48,227	41,531
Operating profit	18,841	15,012
Operating ratio	71.9%	73.5%
Railway segment’s operating profit before depreciation	24,325	20,383
Total FECR legal entity EBITDA	30,517	31,768

RAILWAY TRAFFIC
Three Months Ended March 31
(dollars and units in thousands)

Commodity	2006 Units	2005 Units	Percent Variance	2006 Revenues	2005 Revenues	Percent Variance

Rail Carloads Crushed stone (aggregate)	39.1	35.9	8.9	20,086	17,028	18.0
Construction materials	1.9	1.8	5.6	1,505	1,322	13.8
Vehicles	7.1	6.3	12.7	5,959	4,909	21.4
Foodstuffs & kindred	3.4	3.5	(2.9)	3,066	2,968	3.3
Chemicals & distillants	0.8	0.9	(11.1)	1,150	1,100	4.5
Paper & lumber	1.9	1.8	5.6	2,269	1,925	17.9
Other	4.5	4.4	2.3	3,103	2,852	8.8
Total carload	58.7	54.6	7.5	37,138	32,104	15.7
Intermodal	78.9	74.7	5.6	28,099	23,283	20.7
Total freight units/revenues	137.6	129.3	6.4	65,237	55,387	17.8
Ancillary revenue	—	—	—	1,831	1,156	58.4
Railway segment revenue	—	—	—	67,068	56,543	18.6

REALTY SEGMENT REVENUES

	Three Months Ended March 31

(dollars in thousands)	2006	2005

Rental revenues - Flagler	19,190	16,164
Services fee revenues	420	29
Rental income - straight-line rent adjustments	1,009	2,058
Operating expense recoveries	2,528	2,015
Operating expense recoveries - hurricane related	137	—
Rental revenues - undeveloped land	169	260
Other rental revenues	59	47
Total rental and services revenue - Flagler properties	23,512	20,573
Realty revenues - other realty operations	1,048	882
Total rental revenues	24,560	21,455
Building and land sales - Flagler	41,038	200
Building and land sales - other realty operations	3,384	4,685
Total building and land sales revenues	44,422	4,885
Total realty segment revenues	68,982	26,340

(Prior year’s results have been reclassified to conform to current year’s  presentation.)

REALTY SEGMENT EXPENSES

	Three Months Ended March 31

(dollars in thousands)	2006	2005

Real estate taxes - developed	2,852	2,368
Repairs & maintenance - recoverable	794	664
Recoverable expenses - hurricane related	305	7
Services, utilities, management costs	4,615	3,921
Total expenses subject to recovery - Flagler properties	8,566	6,960
Real estate taxes - Flagler undeveloped land	817	917
Repairs & maintenance - non-recoverable	302	195
Non-recoverable expenses - hurricane related	(117)	—
Depreciation & amortization	8,378	7,040
SG&A - non-recoverable - Flagler	3,124	1,462
Total - non-recoverable expenses - Flagler properties	12,504	9,614
Total rental expenses - Flagler properties	21,070	16,574
Real estate taxes - other undeveloped land	33	67
Depreciation & amortization - other	22	10
Non-recoverable expenses - hurricane related	185	36
SG&A - non-recoverable - other	294	270
Total rental expenses - other realty operations	534	383
Total rental expenses	21,604	16,957
Realty sales expense - Flagler properties	30,412	55
Realty sales expense - Other realty operations	216	409
Total realty sales expenses	30,628	464
Total operating expenses	52,232	17,421

(Prior year’s results have been reclassified to conform to current year’s  presentation.)

FLAGLER REAL ESTATE STATISTICS
(unaudited)

	Three Months Ended March 31

	2006	2005

Property types
Office (sq. ft. in 000’s)	3,113	3,113
Industrial (sq. ft. in 000’s)	4,232	4,036
Retail (sq. ft. in 000’s)	43	43
100% owned properties*
Rentable square feet (in 000’s)	7,388	7,192
Occupied square feet (in 000’s)	7,033	6,778
Number of buildings owned	64	63
Ending Occupancy rate	95%	94%
Same store statistics
Same store square footage (in 000’s)	6,602	6,602
Same store occupancy (sq. ft. in 000’s)	6,287	6,329
Same store buildings	60	60
Same store revenues (in 000’s)	$18,851	$18,748
Ending same store occupancy rate	95%	96%
Properties in the pipeline
Number of projects	16	9
Lease-up (sq. ft. in 000’s)	674	—
In construction (sq. ft. in 000’s)	575	714
Predevelopment (sq. ft. in 000’s)	808	481
Total	2,057	1,195
Entitlement pipeline**
Acres	586	750
Total square feet (in 000’s)	9,438	10,884
Office (sq. ft. in 000’s)	7,004	8,283
Industrial (sq. ft. in 000’s)	1,842	1,991
Commercial (sq. ft. in 000’s)	592	610
Multi-family (in units)	260	500
Hotel Rooms	380	250

*	Excludes properties in the lease-up and construction phases.

**	Includes land currently on the market or under contract to be sold.

RECONCILIATION OF NON-GAAP TO GAAP MEASURES
(dollars in thousands)
(unaudited)

	Three Months Ended March 31

	2006	2005

Railway operating profit	18,841	15,012
Depreciation expense - railway operations	5,484	5,371
Railway segment’s operating profit before depreciation	24,325	20,383
Total FECR legal entity net income	16,790	16,148
Depreciation expense - legal entity	5,556	5,419
Interest income	(1,496)	(564)
Income tax expense	9,667	10,765
Total FECR legal entity EBITDA	30,517	31,768

	Three Months Ended March 31		(in millions) Forecast Full Year

	2006	2005	2006

Flagler realty rental and services revenue	23,512	20,573
Services fee revenues	(420)	(29)
Rental revenues - undeveloped land	(162)	(256)
Other	(11)	(26)
Flagler rental properties’ operating revenue	22,919	20,262
Flagler realty and rental services expense	21,070	16,574
Real estate taxes - Flagler undeveloped land	(817)	(968)
Repairs & maintenance - non-recoverable	(257)	(152)
Depreciation & amortization - (non-operating property - Flagler)	(1,118)	(981)
SG&A - non-recoverable - Flagler	(3,026)	(1,414)
Other	(117)	(15)
Flagler rental properties’ operating expense	15,735	13,044
Rental properties’ operating profit	7,184	7,218	$27-$30
Rental properties’ depreciation and amortization expense	7,260	6,059	$ 31
Rental properties’ operating profit before depreciation and amortization expense	14,444	13,277	$58-$61

The Company reports certain non-GAAP measures for the Company’s railway  business and a portion of its real estate business. The Company believes  these measures to be performance measures that investors commonly use to  value the relevant businesses and to evaluate their ongoing performance.  The Company operates in two distinctly different lines of businesses,  railway and realty, which many investors value and evaluate separately,  using metrics similar to the non-GAAP financial measures provided by the  Company. The Company also uses some of these measures internally as part  of its incentive compensation plans for management employees.

(Prior year’s results have been reclassified to conform to current year’s  presentation.)

SOURCE  Florida East Coast Industries, Inc.
           -0-                                                  04/27/2006
           /CONTACT:  Bradley D. Lehan, Florida East Coast Industries, +1-904-819-2128/
           /Web site:  http://www.feci.com /